P&F INDUSTRIES REVISES TABLE CONTAINED IN
PREVIOUSLY ISSUED PRESS RELEASE

MELVILLE, N.Y., March 31, 2011 - P&F Industries, Inc. (Nasdaq: PFIN)  issued a press release on March 29, 2010 entitled “P&F Industries Reports Year over Year Increase of $1.5 Million in After Tax Income from Continuing Operations”. The Company has revised such press release to reflect a reclassification of certain debt from short-term to long-term. As such, the “Current maturities of long-term debt”, “Total current liabilities“ and “Long-term debt, less current maturities” line items as of December 31, 2010 have been revised, as reflected in the  December 31, 2010 balance sheet contained in the following table:

P&F Industries, Inc.
Joseph A. Molino, Jr.
Chief Financial Officer
631-694-9800
www.pfina.com

P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

In Thousand $	December 31, 2010

Assets
Cash	$874
Accounts receivable - net	6,986
Inventories - net	18,430
Deferred income taxes - net	233
Income tax refund receivable	-0-
Prepaid expenses and other current assets	417
Assets of discontinued operations	23
Total Current Assets	26,963

Property and equipment	25,370
Less accumulated depreciation and amortization	13,599
Net property and equipment	11,771
Goodwill	5,150
Other intangible assets - net	2,300
Deferred income taxes – net	1,874
Assets of discontinued operations	-0-
Other assets – net	837

Total assets	$48,895

Liabilities and Shareholders’ Equity
Short-term borrowings	$9,996
Accounts payable	1,673
Other accrued liabilities	3,115
Current liabilities of discontinued operations	27
Current maturities of long-term debt	406
Total current liabilities	15,217

Long-term debt, less current maturities	6,973
Long-term Liabilities of discontinued operations	306
Total liabilities	22,496

Total shareholders' equity	26,399

Total Liabilities and Stockholders’ Equity	$48,895